

                           SUBSIDIARIES OF REGISTRANT


                                       STATE OF                  NAME UNDER WHICH
         NAME                       INCORPORATION              BUSINESS IS CONDUCTED
         ----                       -------------              ---------------------
Visual Listings, Inc.               California                  Inactive Corporation
Focus Publications, Inc.            Nevada                      Inactive Corporation
Holloway Publications, Inc.         Indiana                     Holloway Publications

